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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No. ___) (1)


                            Blue Square - Israel Ltd.
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                                (Name of Issuer)


                  Ordinary Shares, par value NIS 1.0 per share
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                         (Title of Class of Securities)


                                    M20195109
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                                 (CUSIP Number)


                                  June 24, 2003
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             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


---------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. M20195109                                            Page 2 of 5 Pages


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1. NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Co-Op Blue Square Services Society Ltd.

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [X]

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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Israel
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  NUMBER OF            5.   SOLE VOTING POWER

   SHARES                        1
                      ----------------------------------------------------------
BENEFICIALLY           6.   SHARED VOTING POWER

  OWNED BY                       0
                      ----------------------------------------------------------
    EACH               7.   SOLE DISPOSITIVE POWER

  REPORTING                      1
                      ----------------------------------------------------------
   PERSON              8.   SHARED DISPOSITIVE POWER

    WITH                         0
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.0000026%
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12. TYPE OF REPORTING PERSON*

    OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP No. M20195109                                            Page 3 of 5 Pages


Item 1(a).  Name of Issuer:
            Blue Square - Israel Ltd.
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Item 1(b).  Address of Issuer's Principal Executive Offices:
            2 Hamal Street
            Rosh Ha'ayin 48092, Israel
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Item 2(a).  Name of Person Filing:
            Co-Op Blue Square Services Society Ltd.
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Item 2(b).  Address of Principal Business Office or, if None, Residence:
            11 Rechov Tuval
            Ramat Gan 52521, Israel
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Item 2(c).  Citizenship:
            Israel
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Item 2(d).  Title of Class of Securities:

            Ordinary Shares, par value NIS 1.0 per share
--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            M20195109
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Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

(a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [_] Insurance company registered under Section 8 of the Investment Company Act.

(d) [_] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No. M20195109                                            Page 4 of 5 Pages


Item 4.  Ownership.

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

   (a) Amount beneficially owned: 1
       At the time of the initial public offering of Blue Square - Israel Ltd., Co-Op Blue Square Services Society Ltd. ("Co-Op") held 29,999,994 ordinary shares (in addition to six ordinary shares held in trust on behalf of Co-Op). On June 24, 2003, Co-Op sold 29,999,993 ordinary shares to Bronfman-Alon Ltd. Co-Op currently holds 1 ordinary share.

--------------------------------------------------------------------------------
   (b) Percent of class:

       0. 0.0000026%
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   (c) Number of shares as to which such person has:
       (i)    Sole power to vote or to direct the vote: 1
       (ii)   Shared power to vote or to direct the vote: 0
       (iii)  Sole power to dispose or to direct the disposition of: 1
       (iv)   Shared power to dispose or to direct the disposition of: 0

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Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
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Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
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Item 8.  Identification and Classification of Members of the Group.

         Not Applicable
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Item 9.  Notice of Dissolution of Group.

         Not Applicable
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Item 10. Certification.

         Not Applicable
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CUSIP No. M20195109                                            Page 5 of 5 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     July 15, 2003
                                        --------------------------------------
                                                         (Date)

                                        CO-OP BLUE SQUARE SERVICES SOCIETY LTD.

                                                    /s/ Doron Cohen
                                        --------------------------------------
                                                      (Signature)


                                        --------------------------------------
                                                      Doron Cohen,
                                                    General Manager




                                                   /s/ Dr. Lipa Meir
                                        --------------------------------------
                                                      (Signature)


                                        --------------------------------------
                                                   Dr. Lipa Meir, Adv.
                                            Member Of Management Committee



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. Section 1001).